 Exhibit 99.1

BLUE SPHERE COMPLETES “AT MARKET” FINANCING

Blue Sphere Closes on US$1,925,000 in Gross Proceeds from Current Shareholders

CHARLOTTE, NC (Tackle Box Newswire) –February 17, 2016 Blue Sphere Corp. (OTCQB: BLSP) (the “Company” or “Blue Sphere”), a clean-tech waste-to-energy producer that develops, manages and owns waste-to-energy facilities globally, announced today that on February 15, 2016 the Company closed on a private equity investment round with three current Blue Sphere shareholders for gross proceeds of US$1,925,000 through the sale of the Company’s common stock (“Shares”) and warrants (“Warrants” together with the Shares, the “Securities”) to purchase shares of Common Stock (the “Private Placement”). The Securities were purchased at a price per share equal to the closing price for Blue Sphere’s Common Stock as of February 12, 2016, or $0.055 per share. Additionally, the investors were each issued Warrants to purchase an amount of Blue Sphere’s Common Stock equal to fifty percent of the Shares purchased by the investors in the Private Placement. The Warrant exercise price is $0.10 per share of common stock.

The net proceeds from the Private Placement will be used by the Company to accelerate its growth and for general business activities. The Company’s goals for 2016 include a potential up-listing to a major exchange, expanding its base of European assets with guaranteed EBITDA beyond the four fully operational biogas facilities previously announced (valued at over $26 million), and seeing the two previously announced and under-construction US biogas facilities ($46 million construction cost) with 15-year power purchase agreements come online.

The Company sold the Shares and Warrants to investment funds affiliated with Lazarus Management Company LLC, which had previously purchased the Company’s common stock, as disclosed in Lazarus’ Schedule 13G filing, dated January 7, 2016.

Shlomi Palas, the Company’s CEO, commented, “We are very pleased to complete this financing with some of our valued shareholders. The proceeds will allow the Company to act more aggressively on the full pipeline of opportunities at hand. 2015 was an important year for the Company in terms of acquiring and developing assets including its four Italian facilities which the Company expects to generate approximately $4.1 million in annual EBITDA. We are working hard to build on these accomplishments in 2016 and beyond.”

Maxim Group LLC acted as exclusive placement agent for the Private Placement.

For more detail on the Private Placement, please refer to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 17, 2016

The Shares and Warrants and shares of Common Stock underlying the Warrants, and any other securities offered in the above described Private Placement or any other securities to be offered in any proposed future private placement (collectively, the “Securities”) have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. Because the Securities are not registered, the Securities may not be offered or sold in the United States absent registration or an exemption from registration. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act and shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of the securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Blue Sphere Corporation

Blue Sphere Corporation, is a diversified waste-to-energy producer that develops, owns, and operates clean-tech, renewable energy facilities in the United States and abroad. The company primarily converts organic waste into electricity, but also has the ability to generate heat, natural gas and organic byproducts through various technologies.

Blue Sphere facilities; eliminate waste that would normally be disposed in landfills, reduce greenhouse gas emissions and protect water quality, helping to solve important global environmental issues.

Blue Sphere is headquartered in Charlotte, North Carolina and has operations in the United States and Europe.

For further information about Blue Sphere, please visit the Company’s website: www.bluespherecorporate.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties and may change at any time. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors including, without limitation, (i) uncertainties regarding general economic and market conditions, (ii) uncertainties regarding changes in the Clean tech sector, (iii) uncertainties regarding implementation of the Company’s business strategy, and (iv) other risk factors as outlined in the Company’s periodic reports, as filed with the U.S. Securities and Exchange Commission. As such, there is no assurance that the initiatives described in this press release will be successfully implemented or meet expectations. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

Contact Information:

Stanley Wunderlich

Launchpad IR

1-800-625-2236

swunderlich@launchpadir.com

www.tacticalgrowthpartners.com

www.launchpadir.net